UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 8, 2010

CULLEN AGRICULTURAL HOLDING CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-53806	27-0863248
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1431 N Jones Plantation Road, Millen, Georgia	30442
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (706) 621-6737

320 East Clayton Suite 514, Athens, Georgia 30601
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                                Other Events.

Cullen Agricultural Holding Corp. (the “Company”) has been in the process of attempting to obtain land development financing backed by the property it owns and operates to support its working capital needs and implement its business plan.  However, due to the recent performance of similar types of farming operations in the region, as well as the general economic downturn, financial institutions have been unwilling to lend money backed by such property.  As a result, the Company has been unable to obtain the necessary funding to support the implementation of its business plan at this time.  Accordingly, the Company has sold portions of its unused land, reduced salaries paid to its employees and curtailed operations in order to raise capital and reduce operating expenses.  Additionally, the Company is in the process of exploring all financing and strategic alternatives available to it, including the possibility of disposing of or leasing additional portions of its land in order to continue to support its working capital needs or alternatively to retire certain of its outstanding debt to reduce its interest obligations.  There is no assurance, however, that the Company will be successful in such efforts.  If the Company is unable to secure additional financing or find another strategic alternative, the Company will not have sufficient capital to implement its business plan and may be forced to suspend all operations until such time as capital or another strategic alternative is available to it.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 8, 2010
CULLEN AGRICULTURAL HOLDING CORP.

By:	/s/ Eric J. Watson
Name: Eric J. Watson
Title: Chief Executive Officer